     As filed with the Securities and Exchange Commission on April 28, 2000.

                                                       Registration No. 333-
===============================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    --------

                                    FORM S-8

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                    --------

                           BIONOVA HOLDING CORPORATION
             (Exact name of Registrant as specified in its charter)

                DELAWARE                                     75-2632242
     (State or other jurisdiction of                      (I.R.S. Employer
     incorporation or organization)                      Identification No.)

          6701 SAN PABLO AVENUE
           OAKLAND, CALIFORNIA                                  94608
(Address of Principal Executive Offices)                     (Zip Code)

                                    --------

                           BIONOVA HOLDING CORPORATION
                          1998 LONG-TERM INCENTIVE PLAN

                                    --------

                                ARTHUR H. FINNEL
                              6701 SAN PABLO AVENUE
                            OAKLAND, CALIFORNIA 94608
                     (Name and address of agent for service)

                                 (510) 547-2395
          (Telephone number, including area code, of agent for service)

                                    --------

                         CALCULATION OF REGISTRATION FEE

==================================================================================================================================
 Title of securities to be      Amount to be       Proposed maximum offering          Proposed maximum               Amount of
         registered            registered(1)           price per share(2)       aggregate offering price(2)       registration fee
----------------------------------------------------------------------------------------------------------------------------------
Common Stock par value           2,000,000                   $1.1875                     $2,375,000                     $627
$.01 per share..............       shares
==================================================================================================================================

(1) Pursuant to Rule 416, shares issuable upon any stock split, stock dividend or similar transaction with respect to these shares are also being registered hereunder.
(2) Estimated pursuant to Rules 457(h) solely for purposes of computing the registration fee.
===============================================================================

                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.           Plan Information.*

Item 2.           Registrant Information and Employee Plan Annual Information.*

-------------

* Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933 and the Note to Part I of Form S-8.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE.

         The following documents, which Bionova Holding Corporation (formerly known as DNAP Holding Corporation) (the "Company") has filed with the Commission pursuant to the Securities Act or the Securities Exchange Act of 1934, as amended (the "Exchange Act"), are incorporated in this Registration Statement by reference and shall be deemed to be a part hereof:

         (i) The Company's Annual Report on Form 10-K for the year ended December 31, 1999 as filed with the Commission on March 23, 2000, containing the consolidated financial statements of the Company and its subsidiaries and certain supplementary data for the fiscal year ended December 31, 1999, together with the report thereon of PricewaterhouseCoopers LLP;

         (ii) All other reports filed by the Company pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 since December 31, 1999; and

         (iii) The description of the Common Stock of the Company contained in the Company's Amendment No. 1 to Registration Statement on Form S-3 (Commission File Number 333-76759) as filed with the Commission on December 23, 1999, as may be amended, modified or superseded by any report or amendment filed with the Commission for the purpose of updating such description.

         All documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment to the Registration Statement that indicates that all securities offered hereby have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated in this Registration Statement by reference and to be a part hereof from the date of filing of such documents.

         Any statement contained in this Registration Statement, in an amendment hereto or in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein, in any subsequently filed amendment to this Registration Statement, or in any document that also is incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4.  DESCRIPTION OF SECURITIES.

         Not applicable.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL.

         Not applicable.

ITEM 6.  INDEMNIFICATION OF OFFICERS AND DIRECTORS.

DELAWARE GENERAL CORPORATION LAW

         Section 145(a) of the Delaware General Corporation Law (the "DGCL") provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, that such person had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

         Section 145(b) of the DGCL provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

         Section 145(c) of the DGCL provides that to the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorney's fees) actually and reasonably incurred by him in connection therewith.

         Section 145(d) of the DGCL provides that any indemnification under subsections (a) and (b) of Section 145 (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in subsections (a) and (b) of Section 145. Such determination shall be made (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (3) by the stockholders.

         Section 145(e) of the DGCL provides that expenses (including attorney's fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined chat he is not entitled to be indemnified by the corporation as authorized in
Section 145. Such expenses (including attorneys' fees) incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the board of directors deems appropriate.

CERTIFICATE OF INCORPORATION

         The Certificate of Incorporation of the Company, as amended, provides that no director of the Company shall be personally liable to the Company or any of its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived any improper personal benefit. Any repeal or modification of such provision of the Restated Certificate of Incorporation by the stockholders of the Company shall not adversely affect any right or protection of a director of the Company with respect to events occurring prior to the time of such repeal or modification.

BYLAWS

         The Bylaws of the Company, as amended, provide that the Company shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Company), by reason of the fact that such person is or was a director, officer, employee or agent of the Company or is or was serving or has agreed to serve at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person or on such person's behalf in connection with such action or proceeding, if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not meet the standards of conduct set forth in the Bylaws.

         The Bylaws further provide that the Company shall indemnify any director or officer who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Company to procure a judgment in its favor by reason of the fact that such person is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit and any appeal therefrom, if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Company, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Company unless and only to the extent that the Court of Chancery of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of such liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such costs, charges and expenses which the Court of Chancery or such other court shall deem proper.

         Notwithstanding such provisions to the contrary, to the extent that a director, officer, employee or agent of the Company has been successful on the merits or otherwise in defense of any action, suit or proceeding or in the defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith.

         The indemnification and advancement of expenses provided by or granted pursuant to the Bylaws shall not be deemed exclusive of any other rights to which a person seeking indemnification may be entitled under any law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and to action in another capacity while holding office.

         The Bylaws further provide that the Company may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Company or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person's status as such, whether or not the Company would have the power to indemnify such person against such liability under the applicable provisions of the DGCL.

         The foregoing summaries are necessarily subject to the complete text of the statute, certificate of incorporation and bylaws referred to above and are qualified in their entirety by reference thereto.

INSURANCE

         The Company maintains a directors' and officers' liability insurance policy insuring its directors and officers against certain liabilities and expenses incurred by them in their capacities as such and insuring the Company, under certain circumstances, in the event that indemnification payments are made by the company to such directors and officers.

ITEM 8.  EXHIBITS.

        EXHIBIT
        NUMBER                         DOCUMENT DESCRIPTION
        -------                        --------------------
         4.1      Bionova Holding Corporation 1998 Long-Term Incentive Plan
                  (filed as an exhibit to the Company's Proxy Statement for the annual meeting of stockholders held on May 28, 1998 and
                  incorporated herein by reference.)

         5.1      Opinion of Thompson & Knight L.L.P.

         23.1 Consent of Thompson & Knight L.L.P. (included in the opinion filed as Exhibit 5.1 to this Registration Statement).

         23.2 Consent of PricewaterhouseCoopers LLP, independent accountants.

                                        -4-

         24 Powers of Attorney (included on the signature page of this Registration Statement).

ITEM 9.  UNDERTAKINGS.

         (a)      The Company hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration
         Statement:

                           (i)      To include any prospectus required by
                  Section 10(a)(3) of the Securities Act;

                           (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

                           (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change in the information set forth in this Registration Statement;

                  PROVIDED, HOWEVER, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

                  (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, Bionova Holding Corporation certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on April 25, 2000.

                               BIONOVA HOLDING CORPORATION

                               By:    /s/ Bernardo Jimenez
                                   -------------------------------------------
                                   Bernardo Jimenez
                                   Chief Executive Officer and Chairman of the
                                   Board (Principal Executive Officer)

         KNOW ALL MEN BY THESE PRESENTS, that each of the undersigned directors and officers of Bionova Holding Corporation, a Delaware corporation, which is filing a Registration Statement on Form S-8 with the Securities and Exchange Commission under the provisions of the Securities Act of 1933 hereby constitutes and appoints Bernardo Jimenez and Arthur H.
Finnel, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, and in any and all capacities, to sign such Registration Statement and any or all amendments thereto and all other documents in connection therewith to be filed with the Securities and Exchange Commission, it being understood that said attorneys-in-fact and agents, and each of them, shall have full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person and that each of the undersigned hereby ratifies and confirms all that said attorneys-in-fact as agents or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities on April 25, 2000.

                Signature                                      Title                              Date
                ---------                                      -----                              ----
          /s/ BERNARDO JIMENEZ                        Chief Executive Officer                April 25, 2000
----------------------------------------            and Chairman of the Board
             Bernardo Jimenez                      (Principal Executive Officer)


          /s/ ARTHUR H. FINNEL                        Chief Financial Officer                April 25, 2000
----------------------------------------               (Principal Financial
            Arthur H. Finnel                          and Accounting Officer)


           /s/ EVELYN BEREZIN                                Director                        April 25, 2000
----------------------------------------
             Evelyn Berezin

                                                             Director                        April __, 2000
----------------------------------------
               Peter Davis

                                        -6-

           /s/ CARLOS HERRERA                                Director                        April 25, 2000
----------------------------------------
           Carlos Herrera

           /s/ EUGENIO NAJERA                                Director                        April 25, 2000
----------------------------------------
             Eugenio Najera

           /s/ GERALD LAUBACH                                Director                        April 25, 2000
----------------------------------------
             Gerald Laubach

           /s/ ALEJANDRO PEREZ                               Director                        April 25, 2000
----------------------------------------
             Alejandro Perez

             /s/ ELI SHLIFER                                 Director                        April 25, 2000
----------------------------------------
               Eli Shlifer

                                                             Director                        April __, 2000
----------------------------------------
         Christopher Somerville

                                        -7-